Exhibit 5.1

Fennemore Craig, P.C.
300 E. Second Street

Suite 1510

Reno, Nevada 89501

(775) 788-2200

Law Offices
Denver	(303) 291-3200
Las Vegas	(702) 692-8000
Nogales	(520) 281-3480
Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

September 21, 2017

DelMar Pharmaceuticals, Inc.

Suite 720-999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

Re:	Registration of Common Stock of DelMar Pharmaceuticals, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for DelMar Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with sale and issuance of up to 8,000,000 shares (the “Initial Stock”) of the Company’s common stock, par value $.001 per share (the “Common Stock”) and Warrants, as hereinafter defined, to purchase up to 8,000,000 shares of Common Stock (the “Warrant Stock”) pursuant to the Registration Statement on Form S-3, No. 333-213601 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the “Act”), to be issued pursuant to the terms of the Prospectus Supplement dated September 20, 2017 which supplements the Prospectus dated September 27, 2016 (together, the “Prospectus”) and pursuant to the terms of Stock Purchase Agreement, as hereinafter defined.

We have examined originals or copies of each of the documents listed below:

1.       The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.       The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

Fennemore Craig, P.C.

DelMar Pharmaceuticals, Inc.

Re:       Registration of Common Stock

September 21, 2017

3.       Resolutions of the Board of Directors of the Company relating to the registration and issuance of the Common Stock and the Warrants, as certified by an officer of the Company as of the date hereof;

4.       The form of the warrants to be issued to each purchaser of the Issued Stock (the “Warrants”);

5.       The stock purchase agreement to be entered into between the Company and the purchasers of the Issued Stock (the “Purchase Agreement”);

6.       The Prospectus; and

7.       The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

Based upon the foregoing, and subject to the following, it is our opinion that:

1.       Issuance of the Initial Stock has duly authorized by the Company and, when issued and paid for in accordance with and under the conditions of the Prospectus and the Stock Purchase Agreement, the Initial Stock will be validly issued, fully paid and nonassessable.

2.       The Warrants have been duly and validly authorized and, when issued and paid for in accordance with the terms and conditions of the Prospectus and the Stock Purchase Agreement, the Warrants will be valid and binding obligations of the Company.

3.       Issuance of the Warrant Stock has been duly authorized by the Company and, when issued in accordance with the terms of the Warrants, the Warrant Stock will be validly issued, fully paid and nonassessable.

Fennemore Craig, P.C.

DelMar Pharmaceuticals, Inc.

Re:       Registration of Common Stock

September 21, 2017

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Prospectus and further consent to the use of our name wherever appearing in the Prospectus. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

CDOL